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                                                                     Exhibit 16


                  HOROWITZ, WALDMAN, BERRETTA & MALDOW, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS



May 8, 1996

Mr. Edward Frankel, Chairman of the Board
Vitaquest International, Inc.
100 Lehigh Drive
Fairfield, NJ 07004

Dear Ed:

This is a letter to concur with the section in the Registration Statement as to the change in Auditors. Prior reports rendered by us did not contain any adverse opinion or disclaimer, nor were they modified or qualified as to uncertain audit scope or accounting principles, nor were there any disagreements between our firm and the Company.

Very truly yours,


HOROWITZ, WALDMAN, BERRETTA & MALDOW, L.L.P.

/s/ Julius M. Horowitz
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Julius M. Horowitz, C.P.A.

JMH/cc
cc: Stephen Budow